Exhibit 5.1

September 12, 2023

Ault Alliance, Inc.

11411 Southern Highlands Parkway, Suite 240

Las Vegas, Nevada 89141

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Ault Alliance, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (as it may be amended from time to time, the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and resale of up to 21,297 shares of common stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of warrants (the “Warrant Shares”).

As a basis for rendering the opinion contained herein, we have examined the following documents: (i) the Registration Statement, including the exhibits filed with the Registration Statement, (ii) the Certificate of Incorporation and By-Laws of the Company, each as amended, and (iii) certain resolutions adopted by the Board of Directors of the Company. We have also examined and relied upon the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the receipt by the Company of the requisite approval from the NYSE American to list the Warrant Shares, the authenticity of all documents submitted to us as originals, the genuineness of all signatures on original documents, the conformity with originals of all documents submitted to us as certified or photostatic copies, and the correctness of all statements of fact contained in the documents examined. As to various questions of fact material to our opinion, we have relied upon statements or certificates of public officials, certificates of officers or representatives of the Company and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that the Warrant Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of their governing documents, will be legally issued, fully paid, nonassessable and binding obligations of the Company under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP